Exhibit B

As consideration for the Adviser’s services to each of the Funds listed below, the Adviser shall receive from each Fund a unitary fee of the following annual percentages of the Fund’s average daily net assets during the month.

Claymore Exchange-Traded Funds Trust 2 (as of August 1, 2017)

Ticker	Fund Name	Annual Advisory Fee (as a % of average daily net assets)
CGW	Guggenheim S&P Global Water Index ETF	0.50%**
CQQQ	Guggenheim China Technology ETF	0.70%*
CUT	Guggenheim Timber ETF	0.50%**
ENY	Guggenheim Canadian Energy Income ETF	0.50%**
FRN	Guggenheim Frontier Markets ETF	0.50%**
HAO	Guggenheim China Small Cap Index ETF	0.55%**
HGI	Guggenheim International Multi-Asset Income ETF	0.50%**
SEA	Guggenheim Shipping ETF	0.65%*
TAN	Guggenheim Solar ETF	0.50%**
TAO	Guggenheim China Real Estate ETF	0.50%**
YAO	Guggenheim China All-Cap ETF	0.70%*
GHII	Guggenheim S&P High Income Infrastructure ETF	0.45%*
GTO	Guggenheim Total Return Bond ETF	0.50%*
OVLC	Guggenheim Large Cap Optimized Volatility ETF	0.30%*

*The fund limits operating expenses through a unitary fee.
**The fund limits operating expenses through an expense cap.